PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	July 28,	October 28,
	2013	2012
Assets

Current assets:
Cash and cash equivalents	$197,271	$218,043
Accounts receivable	82,573	75,685
Inventories	17,947	17,702
Other current assets	14,476	8,364

Total current assets	312,267	319,794

Property, plant and equipment, net	420,535	380,808
Investment in joint venture	93,030	93,252
Intangible assets, net	35,453	37,384
Other assets	18,093	17,996
	$879,378	$849,234

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$10,696	$7,781
Accounts payable and accrued liabilities	109,654	77,732

Total current liabilities	120,350	85,513

Long-term borrowings	183,220	168,956
Other liabilities	9,993	8,764

Equity	565,815	586,001
	$879,378	$849,234